BG Staffing, Inc. Announces Transfer Listing of its Common Stock to the New York Stock Exchange

PLANO, Texas – (November 11, 2019) – BG Staffing, Inc. (NYSE American: BGSF), a growing national provider of professional temporary staffing services, today announced that it has chosen to transfer the listing of its common stock from the NYSE American to the New York Stock Exchange (NYSE).

The Company anticipates that its common stock will begin trading on the NYSE (under its current ticker symbol BGSF) at the commencement of trading on November 14, 2019. Until the close of trading on November 13, 2019, the Company’s common stock will continue to trade on the NYSE American under the symbol BGSF. Based on Friday’s closing price of $21.00 and 10,242,114 shares outstanding, BG Staffing, Inc. has a market capitalization of approximately $215 million.

Beth A. Garvey, President and CEO, stated, "We look forward to a continuing partnership with our stockholders as we transition to the NYSE platform. We believe as we build on our legacy growth business model, our trading on the NYSE will help us deliver our success story to a new and broader investment community audience.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BG Staffing’s portfolio of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations

Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com